Exhibit 10.1

March 22, 2019

Term Employment Agreement

Dear Shella,

Upon your relinquishing your current role as Chief Legal Officer & Corporate Secretary of Yum China Holdings, Inc. (“YUMC”), we are pleased to offer you the subject Term Employment Agreement (“Agreement”) with Yum! Restaurants Consulting (Shanghai) Co., Ltd. (the “Company”) under the following terms and conditions:

1.	Term

This Agreement shall govern your employment with the Company and its affiliates from May 1, 2019 (the “Effective Date”) to November 30, 2019 (the “Term”). Your employment with the Company and its affiliates shall terminate upon the expiration of the Term unless otherwise agreed to between you and the Company.

2.	Work Schedule and Assignment Location

To remain as an active employee of YUMC, you are expected to provide on average of ten (10) hours of service per week (or an average of 40 hours of service per month) during the Term, and your assignment location will be Hong Kong and Shanghai.

3.	Role, Responsibilities and Reporting

Pursuant to this Agreement, you will assume the role of Senior Consultant to YUMC. In your role as Senior Consultant, you will report to the Chief Executive Officer (“CEO”) of YUMC. Your scope of service will include, but not be limited to, the following:

•	Advise YUMC management and the Board of Directors of YUMC (the “Board”) on matters pertaining to Corporate Governance and Compliance;
•	Provide counsel and guidance to the Legal and Corporate Secretary function of YUMC; and
•	Other special projects as assigned to you by the CEO.

You are required to review the progress/milestones of your assignments & projects with your supervisor on monthly basis, or upon reasonable request.

4.	Compensation and Allowance

During the Term, you will be paid a monthly rate of HKD 100,000 (gross). Should the services required from you exceed 40 hours per month, upon mutual agreement of such extra hours, you will be paid at an hourly rate of HKD 2,500 (gross) for such service. You are also required to submit your monthly time sheet to Aiken Yuen, CPO for verification. In addition, you will be paid a gross transportation allowance of RMB 10,000 per month.

The gross monthly and hourly rates as well as the gross transportation allowance are subject to tax equalization for Hong Kong Tax withholding (Tax Equalization). In addition, gains realized from the exercise of your vested stock appreciation rights (“SARs”) or income realized upon the vesting of restricted stock unit (“RSU”) awards, in each case, granted to you prior to 2018 will continue to be subject to tax equalization for Hong Kong Tax withholding. For the avoidance of doubt, you will be responsible for taxes in China and Hong Kong, as applicable, for any income realized on grants awarded to you after 2017, and such income will be subject to Hong Kong and/or China tax withholding to comply with applicable laws and regulations.

To facilitate the filing of your tax returns in China and Hong Kong, you are required to furnish your travel record to the Chief People Officer of the YUMC (to show the number of days of stay in China and Hong Kong, including the date of entry and departure).

5.	Company Housing

During the Term, you will continue to be provided with your current Company house lease in Shanghai. If you choose to relinquish housing, you will be covered in accordance with the T&E standards of the Business Travel Policy. Utilities expenses will be reimbursed to you at a rate no higher than 5% of the rental budget. Only actual amounts incurred will be reimbursed by the Company.

6.	Company Contribution to ORSO Provident Fund Plan, Medical, Dental & Life Insurance Plan

If your work hours in China reach 40 hours per month (on average), you will continue to be eligible for Company contributions to the ORSO Provident Fund Plan, Medical and Dental coverage (for employee only) and Life & AD&D insurance coverage.

7.	Continued Vesting of Unvested LTI grant

During the Term and subject to a minimum of 40 hours per month, your unvested long-term incentive awards (SARs & RSUs) previously granted to you will continue to vest in accordance with their normal vesting schedules and such vesting will cease upon the expiration of the Term unless the Term is extended in accordance with Section 1.

8.	Business Travel

For approved business travel, expenses will be reimbursed in accordance with the Company’s business travel policy.

9.	Outside Employment

Subject to the satisfaction of your obligations stipulated under this Agreement and any other agreements with YUMC and the Company, including the non-compete and non-disclosure provisions set forth below, you will not be prohibited from seeking, obtaining or undertaking any employment position, full-time or not, with another company during the Term or thereafter.

10.	Code of Conduct

As an employee of the Company, you are expected to observe the Company’s Code of Conduct. You are also expected to obey the laws and regulations and respect the lawful customs of the People’s Republic of China and any other countries which you may visit while performing your duties for the Company. Naturally, we would expect that you would not engage in any employment or business activity that conflicts with the business interests of the Company.

11.	Discretionary Payment

Subject to your acceptance of this Agreement and your compliance with the terms set forth herein (including, but not limited to, the non-compete and non-disclosure provisions stipulated below), and the completion of the Term, you will be paid in December 2019 a discretionary pro-rata bonus for the period of January 1, 2019 through April 30, 2019 in an amount of no less than HK$700,000 (gross). Should the actual pro-rated bonus payable under the Company’s annual incentive program exceed the pro-rata bonus set forth in the prior sentence, the balance will be paid to you in February

2020 when the 2019 Team Factor result under the Company’s annual incentive program is confirmed by the Compensation Committee of the Board. The discretionary payment is subject to tax equalization for Hong Kong Tax withholding.

Non-Disclosure

By signing this Agreement, you agree during the Term and thereafter, not to use for your own or another’s advantage, or reveal to any person, firm, company or organization, and shall use your best endeavors to prevent the publication or disclosure of any of the trade secrets, business methods, computer systems or any information, in written or electronic form, (including strategic plans and annual operating plans but excluding any such information or data which enters the public domain except through default) which you knew or ought reasonably to have known to be confidential concerning the business or affairs of the Company or any of its affiliates, vendors or customers, so far as they came to your knowledge during your employment with the Company.

The restriction in this clause shall not apply to any disclosure or use authorized by the management of the Company or required by law and it shall not apply so as to prevent you from using your own personal skill in any business in which you may lawfully engage (subject to clause hereunder) after your employment with the Company is terminated. In addition, the foregoing shall not limit your ability to report possible violations of law or regulation to, or file a charge or complaint with, the United States Securities and Exchange Commission.

Non-Competition

By signing this Agreement and receiving the compensation and allowance under Section 4 and the discretionary payment under Section 11 (which is acknowledged as inclusive of any legally mandated economic compensation for enforcement of this non-compete covenant), you agree, for the one-year period following the Effective Date, to not be engaged or interested (whether as principal, servant, agent, consultant or otherwise) in any trade or business in the People’s Republic of China or Hong Kong that you have been involved or with which you have been concerned as part of your employment with the Company and its affiliates and which is similar to, and by virtue of its location, competes with, any trade or business being carried on as of the Effective Date by the Company or any of its affiliates (i.e., the restaurant industry including without limitation McDonald’s, Burger King, Wendy’s, Popeye, Domino’s, Starbucks, Subway, Little Caesars Pizza, Papa John’s and Dicos).

Non-Solicitation

By signing this Agreement, you agree that for the three-year period following the Effective Date, you will not endeavor (whether on your own account or for any other person, firm, company or organization) to entice away from the Company or any of its affiliates in the People’s Republic of China, Hong Kong or US, any employee employed as of the expiration of the Term or at any time within a period of 12 months prior to that date and with whom the Employee has worked or with whom he/she has had personal contact as part of his employment with the Company.

Non-Disparagement

By signing this Agreement, you agree not to do or say anything which criticizes or disparages the Company or its affiliates, its management practices, or products, which disrupts or impairs the Company’s normal ongoing business operations; or which harms the Company’s reputations with its employees, customers, suppliers, or the public.

Release

By signing this Agreement and upon receipt of the discretionary payment in connection with the Agreement, you also agree to waive all rights and claims you may have for any personal or monetary relief arising from your employment with the Company, or the termination of employment with the Company.

Reasonable Cooperation in Investigation and Litigation

In the event the Company becomes involved in investigations, audits or inquiries, tax examinations or legal proceedings, by a judicial, governmental or regulatory authority, of any nature, related directly or indirectly to events that occurred during your employment and about which you have or may have personal knowledge, you agree that you will be reasonably available upon reasonable notice from the Company, to answer discovery requests, give depositions or testify, with respect to matters of which you have or may have knowledge as a result of or in connection with your employment relationship with the Company. In performing the obligations under this section, you agree that you will truthfully, forthrightly and completely provide the information reasonably requested. The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation. The parties understand and acknowledge that this provision is not intended to restrict your ability to become employed by another employer or unreasonably interfere with such employment.

12.	Termination of the Term

A two-month notice period is to be provided by either party if the Term has to be terminated prior to November 30, 2019.

13.	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions shall not be impaired or affected.

14.	Repatriation

Repatriation upon completion of the Term will be administered in accordance with the Company’s policies.

Kindly acknowledge your acceptance of the above terms by signing and returning the duplicate of this Agreement to the undersigned.

Yours sincerely,

For and on behalf of the Company

/s/ Aiken Yuen

Aiken Yuen
Chief People Officer, YUMC

I, Shella Ng, confirm that I have read and agreed to the terms outlined in this letter.

/s/ Shella Ng	March 22, 2019

Shella Ng	Date